Exhibit 4.2
AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
This AMENDED AND RESTATED INVESTORS’ RIGHTS Agreement (this “Agreement”) is made and entered into as of May 14, 2015, by and among Centro, Inc., a Delaware corporation (the “Company”) and the parties listed on Exhibit A attached hereto (the “Investors”).
RECITALS
WHEREAS, the Company and certain of the Investors were parties to that certain Stock Purchase Agreement dated as of December 17, 2010 (the “2010 Purchase Agreement”).
WHEREAS, the Company and certain of the Investors are parties to that certain Amended and Restated Investors’ Rights Agreement dated November 4, 2013 by and among the Company and the parties thereto (the “Prior Agreement”).
WHEREAS, in connection with that certain Share Purchase and Exchange Agreement, dated as of November 4, 2013, by and among the Company, Centro Canada Acquisition Company Inc., SiteScout Inc., the Company Shareholders (as defined therein) and Paul Mokbel as the Shareholders’ Agent (the “SiteScout Purchase Agreement”), each of Paul Mokbel (in his personal capacity and not as Shareholders’ Agent), Matthew David Sauls and Theodore Taoussanopoulos (the “SiteScout Shareholders”) were parties to the Prior Agreement.
WHEREAS, the Company and certain of the Investors (the “Series B Shareholders”) are parties to the Series B Preferred Stock Purchase Agreement of even date herewith (the “2015 Purchase Agreement”).
WHEREAS, Section 4.2 of the Prior Agreement provides that the Prior Agreement may be amended with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding (as defined in the Prior Agreement) (the “Requisite Stockholders”).
WHEREAS, in order to induce the Company to enter into the 2015 Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the 2015 Purchase Agreement, the Investors and the Company hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein such that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock (as defined in the Company’s Restated Certificate of Incorporation as in effect on the date hereof and as may be amended from time to time (the “Restated Certificate”)), issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1.    INFORMATION RIGHTS.
1.1    Basic Financial Information. The Company shall deliver to each Investor (or transferee of an Investor) that holds at least 50,000 shares of Series A Preferred Stock or 2,000,000 shares of Series B Preferred Stock (collectively, “Preferred Stock”) issued pursuant to the 2010 Purchase Agreement or the 2015 Purchase Agreement (as adjusted for stock splits, stock dividends, combinations and other recapitalizations after the date of this Agreement) (such an Investor, a “Major Investor”) and each SiteScout Shareholder (so long as such SiteScout Shareholder holds at least at 50,000 Exchangeable Shares, as defined in Section 1.1 of and issued pursuant to the SiteScout Purchase Agreement, or Class B Non-Voting Common Stock (“Class B Common Stock”) issued on exchange thereof or Class A Voting Common Stock (“Class A Common Stock”) issued on exchange of Class B Common Stock (as adjusted for subsequent stock splits, stock dividends, combinations and other recapitalizations):
(a)    Annual Reports. Within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet, a consolidated statement of income and a consolidated statement of cash flows of the Company and its subsidiaries for such year, all prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied and audited by nationally recognized independent certified public accountants; and
(b)    Quarterly Reports. Within thirty (30) days after the end of each fiscal quarter of the Company, quarterly unaudited financial statements, including an unaudited balance sheet, an unaudited statement of income and an unaudited statement of cash flows of the Company and its subsidiaries for such period, all prepared in accordance with GAAP, consistently applied, subject to changes resulting from normal year-end audit adjustments, together with a comparison to the Company’s operating plan and budget.
1.2    Monthly and Budget Financial Information.
(a)    Monthly Reports. Within thirty (30) days after the end of each calendar month, the Company shall deliver to each Major Investor monthly unaudited financial statements, including an unaudited balance sheet, an unaudited statement of income and an unaudited statement of cash flows, together with a comparison to the Company’s operating plan and budget; and
(b)    Annual Budget. Within thirty (30) days after the beginning of each fiscal year of the Company, the Company shall deliver to each Major Investor an annual operating plan and budget, prepared on a monthly basis, for the next fiscal year.
1.3    Confidentiality. Each Investor agrees to keep all confidential information of the Company in confidence except as required by applicable law and shall not publish or disclose the same at any time without the prior written consent of the Company; provided, however, that each Investor may disclose such confidential information on a confidential basis to any limited partner or member of such Investor in the ordinary course obligations of such Investor with respect to communicating the performance of such Investor’s investments.
1.4    Inspection Rights. The Company shall permit each Major Investor and SiteScout Shareholder, at the expense of such Major Investor or SiteScout Shareholder, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor.
1.5    Termination of Certain Rights. The Company’s obligations under Sections 1.1, 1.2 and 1.4 above will terminate upon the earlier of (a) the closing of the Company’s initial public offering of Class A Common Stock pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and (b) a Deemed Liquidation Event (as defined in the Restated Certificate).

1.6    Rule 144A Information. The Company agrees to provide each Investor, upon request, with such written information as may be required in order to permit such Investor to resell any shares of the Company’s stock pursuant to Rule 144A promulgated under the Securities Act.
2.    REGISTRATION RIGHTS.
2.1    Definitions. For purposes of this Section 2:
(a)    Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
(b)    Holder. The term “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Class A Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.
(c)    Qualified IPO. The term “Qualified IPO” shall have the meaning set forth in the Restated Certificate.
(d)    Registration. The terms “register,” “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
(e)    Class A Registrable Securities.    The term “Class A Registrable Securities” means:
(1)    all the shares of Class A Common Stock of the Company issued or issuable upon the conversion of any shares of Preferred Stock held from time to time by the Investors; and
(2)    any shares of capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Class A Common Stock described in clause (1) of this Section 2.1(e); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities with respect to which, pursuant to Section 2.11 hereof, the holders are no longer entitled to registration rights pursuant to Sections 2.2, 2.3 or 2.4 hereof.
(f)    Class A Registrable Securities then Outstanding. The number of shares of “Class A Registrable Securities then Outstanding” shall mean the number of shares of Class A Common Stock which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable and qualifying options, warrants or convertible securities.

(g)    SiteScout Registrable Securities.    The term “SiteScout Registrable Securities” means:
(1)    all the shares of Class A Common Stock of the Company issued or issuable upon the conversion of any shares of Class B Common Stock held (or issuable on exchange of Exchangeable Shares held) from time to time by the SiteScout Shareholders; and
(2)    any shares of capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Class A Common Stock described in clause (1) of this Section 2.1(g); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities with respect to which, pursuant to Section 2.11 hereof, the holders are no longer entitled to registration rights pursuant to Sections 2.2, 2.3 or 2.4 hereof ;
(h)    Registrable Securities. The term “Registrable Securities” means the Class A Registrable Securities and the SiteScout Registrable Securities, collectively.
(i)    Registrable Securities then Outstanding. The number of shares of “Registrable Securities then Outstanding” shall mean the number of shares of Class A Common Stock and Class B Common Stock which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable and qualifying options, warrants or convertible securities.
(j)    SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.
2.2    Demand Registration.
(a)    Request by Holders. If the Company shall receive a written request from the Holders of at least twenty (20) percent of the Class A Registrable Securities then Outstanding that the Company file a registration statement under the Securities Act covering the registration of Class A Registrable Securities pursuant to this Section 2.2, then the Company shall, within twenty (20) days after the receipt of such written request (except if Section 2.2(e)(2) is applicable), give written notice of such request (the “Request Notice”) to all Holders, and use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Class A Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.
(b)    Underwriting. If the Holders initiating the registration request under this Section 2.2 (the “Initiating Holders”) intend to distribute the Class A Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2(a). In such event, the right of any Holder to include his, her, or its Class A Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Class A Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with the managing underwriter or underwriters selected for such underwriting by the Investors holding a majority in interest of the Registrable Securities included in such registration and approved by the Company (such approval not be unreasonably withheld). Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Class A Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Class A Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Class A Registrable Securities on a pro rata basis according to the number of Class A Registrable Securities then Outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Class A Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company and any other Holders requesting registration are first entirely excluded from the underwriting and registration. Any Class A Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.
(c)    Maximum Number of Demand Registrations. The Company shall in no event be obligated to effect more than two (2) registrations pursuant to this Section 2.2.
(d)    Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President, Chief Executive Officer or Chief Financial Offer of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided, further that the Company shall not register any securities for its own account during such one hundred twenty (120) day period.
(e)    Restrictions.    The Company shall not be obligated to effect any registrations:
(1)    During the one hundred eighty (180) day period after the effective date of a Company-initiated registration;
(2)    If the Company delivers notice to the Initiating Holders, within thirty (30) days after the receipt of their written request, of its intent to file a registration statement for an initial public offering with the SEC within ninety (90) days; or
(3)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
(f)    Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Class A Registrable Securities to be registered, unless (i) the Holders of a majority of the Class A Registrable Securities then Outstanding agree to forfeit their right to one demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Class A Registrable Securities), or (ii) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request.
2.3    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act), and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
(a)    Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company (and, if the registration is pursuant to Section 2.2 hereof, the Initiating Holders on a pro rata basis), second to Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the number of Registrable Securities held by each such Holder, and third to any other stockholder of the Company (other than a Holder). Notwithstanding the foregoing, however:
(1)    the right of the underwriters to exclude Class A Registrable Securities from the registration and underwriting as described above shall be restricted so that the number of Class A Registrable Securities included in any such registration is not reduced in the aggregate below 30% of the shares included in the registration (except for a registration relating to the Company’s initial public offering and such registration does not include shares of any other selling stockholders, from which all Registrable Securities may be excluded, and without limitation to the rights of holders of SiteScout Registrable Securities pursuant to clause (2) below),

(2)    in a registration and underwriting of the Company’s first public offering that is effected after, or concurrently with, the exchange of Exchangeable Securities for Class A Common Stock or Class B Common Stock of the Company (the “Exchange”), the right of the underwriters to exclude SiteScout Registrable Securities from the registration and underwriting as described above shall be restricted so that the number of SiteScout Registrable Securities included in any such registration on behalf of any holder thereof that is identified as an Investor in Exhibit A hereto is not reduced in the aggregate below the Applicable Tax Percentage (as defined below) of such holder’s SiteScout Registrable Securities (the “Minimum SiteScout Shares”), if, and only if (i) the Exchange was effected at the election of the Company, and not of the SiteScout Shareholders, (ii) the Minimum SiteScout Shares (to the extent not sold in such offering) are subject to an underwriter lockup restricting resale for at least 90 days, (iv) the Company has not waived its rights with respect to the Minimum SiteScout Shares (if not sold in such offering) pursuant to Section 2.9 hereof and Section 5.12 of the SiteScout Purchase Agreement and (v) the Company has not made available to each of such holders a loan, to be funded at, or promptly after, the consummation of such public offering, pursuant to customary and reasonable documents, (1) in a principal amount equal to the Applicable Tax Percentage multiplied by the product of (A) the number of SiteScout Registrable Securities held by such holder multiplied by (B) the initial public offering price, (2) with an interest rate equal to the applicable federal rate for a one-year loan under United States federal income tax regulations (if (a) applicable to such loan based on status of the SiteScout Shareholders and (b) the failure to provide for such interest would have adverse consequences to the Company), (3) with a term of one year (subject to mandatory prepayment with the proceeds of any sale of SiteScout Registrable Securities), (4) that is (at the election of the Company) unsecured, or secured by a pledge of the SiteScout Registrable Securities, and (5) otherwise on customary and reasonable terms. The foregoing limitation on the right of underwriters to exclude SiteScout Registrable Securities shall not limit the rights of the holders of Class A Registrable Securities pursuant to clause (1) above. The “Applicable Tax Percentage” means 22% with respect to any person identified as a “Founder” on Exhibit A hereto, and 45% with respect to any holder of SiteScout Registrable Securities that is listed on Exhibit A hereto and not so identified as a “Founder.”
(3)    no Holder of Registrable Securities who has requested to be included in a registration pursuant to this Section 2.3 shall be granted such registration without the consent of the Initiating Holders, such consent not to be unreasonably withheld in the case of a registration that is the Company’s initial public offering notwithstanding that the requested registration of such Holder’s Registrable Securities would reduce the number of shares includable by the Initiating Holders and
(4)    no stockholders of the Company other than the Investors shall be included in any such registration without the consent of holders of a majority of the Registrable Securities. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 6.1 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement.
Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)    Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.
2.4    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least 20% of the Registrable Securities then Outstanding a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will do the following:
(a)    Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.
(b)    Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:
(1)    if Form S-3 is not available for such offering;
(2)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;
(3)    if the Company shall furnish to the Holders a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of the Company stating that in the good faith judgment of the Board, it would be detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 no more than once during any twelve (12) month period for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4;
(4)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or
(5)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
(c)    Expenses. Subject to the foregoing, the Company shall file a Form S-3 covering the Registrable Securities and other securities so requested to be registered pursuant to this

Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4, (excluding underwriters’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders and counsel for the Company. Each Holder participating in a registration pursuant to this Section 2.4 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.
(d)    Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.
2.5    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:
(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.
(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and, in connection with any registration on Form S-3 pursuant to Section 2.4 above, use reasonable, diligent efforts to timely file all reports required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in order to maintain the right to continue to use such Form and to maintain such registration in effect.
(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.
(d)    Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that, the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.
(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(g)    Use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed.
(h)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
2.6    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.
2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:
(a)    By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the “Violations” and, individually, a “Violation”):
(1)    any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein, any free-writing prospectus as defined in Rule 405 promulgated under the Securities Act or any amendments or supplements thereto; or
(2)    the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
(3)    any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.
The Company will reimburse each such Holder, partner, member, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, within ten (10) business days after a request for reimbursement has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.
(b)    By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action within ten (10) business days after a request for reimbursement has been received by the indemnifying Holder, provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.
(c)    Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)    Contribution. If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the Violations that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds from the offering received by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided, that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.
(e)    Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.
(f)    Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination.
2.9    “Market Stand-Off” Agreement. If, but only if, all persons then serving as officers or directors of the Company, and each holder of more than one percent of the Company’s outstanding Common Stock (including shares issuable on conversion of preferred stock and upon the Exchange ) are bound by and have entered into a similar agreement, each Holder hereby agrees that upon the prior written request of the managing underwriter, it will not during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days, which period may be extended upon the request of the managing underwriter, to the extent required by any rules of the securities exchange or trading system on which the Company’s securities are listed, for an additional period of up to eighteen (18) days if the Company issues or proposes to issue an earnings or other public release) (34 days if the Company issues an earnings or other public release within such 18 day period), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock, Class B Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock or Class B Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Class A Common Stock or Class B Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 2.9 shall apply only to the Company’s initial public offering of equity securities and shall not apply (i) to the sale of any shares to an underwriter pursuant to an underwriting agreement, or (ii) to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 2.9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Any discretionary waiver or termination of the restrictions of any or all such agreements by the Company or the underwriters (other than discretionary waivers for financial hardship for the sale of shares having an aggregate sales price not exceeding $50,000 per Holder) shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.
2.10    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Class A Common Stock or Class B Common Stock of the Company, the Company agrees to:
(a)    Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
(b)    File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
(c)    So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).
2.11    Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to: (a) any request or requests for registration made by any Holder on a date more than five (5) years after the closing date of the Company’s initial public offering; or (b) after the Company’s initial public offering, any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 2.2, 2.3 or 2.4 if the Holder holds less than one half percent (1/2%) of the Company’s then-outstanding shares of Common Stock, calculated on an as-converted basis.
2.12    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then Outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration.
3.    RIGHT OF FIRST REFUSAL.
3.1    General. Each Major Investor has the right of first refusal to purchase such Major Investor’s Pro Rata Share (as defined below), of all (or any part) of any “New Securities” (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement; provided, however, such Major Investor shall have no right to purchase any such New Securities if such Major Investor cannot demonstrate to the Company’s reasonable satisfaction that such Major Investor is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act. Each Major Investor shall be entitled to assign or apportion the right of first offer hereby granted it among itself and its Affiliates (as defined in Section 6.6 below) in such proportions as it deems appropriate. A Major Investor’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Major Investor is the Holder (and/or is deemed to be the Holder under Section 2.1(b)), to (b) a number of shares of Class A Common Stock of the Company equal to the sum of (1) the total number of shares of Class A Common Stock of the Company then outstanding, including all outstanding options, warrants and other securities exercisable for or convertible into Class A Common Stock, plus (2) the total number of shares of Class A Common Stock of the Company into which all then outstanding shares of Preferred Stock are then convertible, including all outstanding options, warrants and other securities exercisable for or convertible into Preferred Stock.
3.2    New Securities. “New Securities” shall mean any Common Stock, preferred stock or other security of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock, preferred stock or other security, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock, preferred stock or other security; provided, however, that the term “New Securities” does not include any securities excluded from the definition of “Additional Shares of Common Stock” under Section 6.8(b)(i) of the Restated Certificate.
3.3    Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Major Investor a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 6.1 hereof. Each Major Investor shall have twenty (20) days from delivery of such Notice to agree in writing to purchase such Major Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Major Investor’s Pro Rata Share). If any Major Investor fails to so agree in writing within such twenty (20) day period to purchase such Major Investor’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his, her or its Pro Rata Share of such New Securities that he, she or it did not so agree to purchase. The Company shall promptly notify in writing the Major Investors who did so elect to purchase such Major Investors’ Pro Rata Share of such New Securities (the “Participating Major Investors”) and shall offer such Participating Major Investors the right to acquire such unsubscribed shares of New Securities. The Participating Major

Investors shall have ten (10) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares of such New Securities. In the event that the Participating Major Investors desire, in the aggregate, to purchase in excess of the total number of unsubscribed shares of such New Securities, then the number of unsubscribed shares that each Participating Major Investor may purchase shall be reduced on a pro rata basis.
3.4    Failure to Exercise. In the event that the Major Investors fail to exercise in full the right of first refusal within such original twenty (20) day period plus the ten (10) day period for the right of overallotment, then the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which the Major Investors’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Notice. In the event that the Company has not issued and sold the New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Major Investors pursuant to this Section 3.
3.5    Termination. This right of first refusal shall terminate upon the earlier of (a) the closing of a Qualified IPO or (b) a Deemed Liquidation Event.
3.6    Alternate Procedure. Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of Section 3.3, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities, and the identities of the Persons (as defined below) to whom the New Securities were sold. Each Major Investor shall have twenty (20) days after the date the Company’s notice is given to elect, by giving notice to the Company, to purchase up to the number of New Securities that such Major Investor would otherwise have the right to purchase pursuant to Section 3.1 above had the Company complied with the provisions of Section 3.3 in connection with the issuance of such New Securities under the terms and conditions set forth in the Company’s notice pursuant to this Section 3.6. Any Major Investors electing to purchase such New Securities shall also have rights of oversubscription to purchase New Securities that were purchasable by other Major Investors pursuant to the foregoing sentence but were not so purchased, and such rights of oversubscription shall be apportioned in a manner consistent with the apportionment among Purchasing Holders described in Section 3.3. The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.
4.    ASSIGNMENT AND AMENDMENT.
4.1    Assignment. Notwithstanding anything herein to the contrary:
(a)    Information Rights; Rights of First Refusal. The rights of an Investor under Section 1 and Section 3 hereof may be assigned to Affiliates (as defined in Section 6.6 below) of such Investor and/or to a party who acquires from an Investor (or an Investor’s permitted assigns) at least that minimum number of shares of Class A Registrable Securities described in Section 1.1.
(b)    Registration Rights. The registration rights of a Holder under Section 2 hereof may be assigned only to (i) a partner, Affiliate or shareholder of an Investor or (ii) a party who acquires at least 50,000 shares of Registrable Securities and/or an equivalent number (on an as-converted basis) of Registrable Securities, issued upon conversion thereof; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided, further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4.

4.2    Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding at least 50% of the Registrable Securities then Outstanding, provided, however, that this Agreement may not be amended and the observance of any term hereunder may not be waived (a) with respect to the SiteScout Shareholders without the consent of SiteScout Shareholders holding at least 50% of the Registrable Securities held by the SiteScout Shareholders if by its terms such amendment or waiver affects the obligations or rights of the SiteScout Shareholders in a manner different than the effect of such amendment or waiver by its terms on the other holders of Registrable Securities in a manner that is adverse to the SiteScout Shareholders, (b) with respect to the holders of Series A Preferred Stock (the “Series A Shareholders”) without the consent of Series A Shareholders holding at least 50% of the Registrable Securities held by the Series A Shareholders if by its terms such amendment or waiver affects the obligations or rights of the Series A Shareholders in a manner different than the effect of such amendment or waiver by its terms on the other holders of Registrable Securities in a manner that is adverse to the Series A Shareholders, and (c) with respect to the Series B Shareholders without the consent of Series B Shareholders holding at least 50% of the Registrable Securities held by the Series B Shareholders if by its terms such amendment or waiver affects the obligations or rights of the Series B Shareholders in a manner different than the effect of such amendment or waiver by its terms on the other holders of Registrable Securities in a manner that is adverse to the Series B Shareholders. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.
5.    ADDITIONAL COVENANTS OF COMPANY.
5.1    Insurance. The Company shall use commercially reasonable efforts to obtain directors’ and officers’ liability insurance, including employment practices liability coverage, for each of its directors and officers following the date of this Agreement with terms and policy limits reasonably satisfactory to the Board. The Company shall procure and maintain key man insurance on Shawn Riegsecker in the amount of $3,000,000.
5.2    Stock Option/Stock Issuances. Unless otherwise approved by the Board, including the approval of the Series A Director (as defined in the Restated Certificate), all employees, consultants, directors, and other service providers to the Company who shall purchase, or receive options or other rights to purchase, shares of Common Stock or equivalents thereof following the date hereof shall be required to execute agreements providing for (a) the vesting of shares over a four year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months thereafter and (b) the Company’s right to repurchase unvested shares of Common Stock at cost.
5.3    Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Restated Certificate, Bylaws, or elsewhere, as the case may be.
5.4    Reimbursement of Expenses. The Company hereby agrees to reimburse each director and the FTV Board Observer (as defined in that certain Amended and Restated Voting and Drag-Along Agreement, dated as of the date hereof, by and among the Company, the Investors and certain other stockholders of the Company) for his or her reasonable documented out-of-pocket expenses incurred in attending the Board meetings or any other activities that such director is required and/or requested by the Company to undertake in such director’s capacity as a director and that may involve expenses.
5.5    Meetings of the Board of Directors. The Board shall conduct at least one (1) meeting in each fiscal quarter. In addition, at the request of the holders of a majority of the then outstanding shares of Series A Preferred Stock, the Company shall cause a special meeting of the Board to be convened in compliance with the procedures set forth in the Bylaws of the Company.
5.6    Company Intellectual Property. The Company shall, and cause each of its subsidiaries, to use commercially reasonable efforts to possess, maintain and protect its intellectual property to the extent necessary to conduct the business of the Company as it is presently conducted. The Company shall use commercially reasonable efforts to insure that it owns all right, title and interest in and to, or has a valid license for, all intellectual property of the Company. Unless the Board determines that it is in the best interest of the Company, neither the Company nor any subsidiary shall knowingly take any action, or fail to take any action, which would result in the invalidity, abandonment, misuse or unenforceability of any intellectual property rights of the Company. The Company shall use commercially reasonable efforts to insure that it will not infringe upon or misappropriate any rights of other Persons.
5.7    Committee Membership. The Series A Director (as defined in the Restated Certificate) shall have the option to become a member of any committee of the Board.
5.8    Board Approval of Removal of CEO. The Company will not remove or replace the Chief Executive Officer unless such removal has been, or concurrently is, approved by a majority of the directors then serving on the Board.
5.9    Additional Affirmative Covenants. The Company shall, or shall cause each of its subsidiaries, if any and as applicable, to:
(a)    promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves under generally accepted accounting principles with respect thereto;
(b)    use commercially reasonable efforts to keep its properties and those of its subsidiaries, if any, in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto;
(c)    keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis;
(d)    duly observe and comply with the organizational documents of the Company;
(e)    pay compensation to directors and executive officers of the Company only as approved by the Board or compensation committee thereof;

(f)    permit the Investors to use the Company’s logos and trademarks in their marketing materials in their ordinary course of business; and
(g)    provide to the Board, promptly, and in no event more than fifteen (15) days after receipt thereof, copies of all audit reports, so-called “management letters” and other written reports submitted to the Company by independent certified public accountants in connection with each interim or special audit of the Company or any of its subsidiaries made by such accountants.
5.10    Termination of Certain Rights. The Company’s obligations under this Section 5 will terminate upon the earlier of (a) the closing of the Company’s initial public offering of Class A Common Stock pursuant to an effective registration statement filed under the Securities Act and (b) a Deemed Liquidation Event.
6.    GENERAL PROVISIONS.
6.1    Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (c) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address as follows, or at such other address as such party may designate by one of the indicated means of notice herein to the other parties hereto as follows:
(a)    if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto, with a copy (which shall not constitute notice) to the law firms set forth opposite each Investor’s name on Exhibit B hereto.
(b)    if to a SiteScout Shareholder, at such shareholders respective address as set forth on Exhibit A hereto, with a copy (which shall not constitute notice) to the law firms set forth opposite each Investor’s name on Exhibit B hereto.
(c)    if to the Company, marked “Attention: Chief Executive Officer,” at 222 W. Hubbard Street, Suite 400, Chicago, Illinois 60654, or facsimile number: (312) 397-5775.
With a copy (which shall not constitute notice) to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Facsimile: (650) 938-5200
Attention: David Michaels

6.2    Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
6.3    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.
6.4    Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.
6.5    Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
6.6    Successors And Assigns. Subject to the provisions of Section 4.1, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. Notwithstanding anything herein to the contrary, any Investor may assign its rights and obligations hereunder to any Affiliate of such Investor. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity shall be deemed an “Affiliate” of an Investor who, directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any partner, officer, director, member, manager or employee of such Investor and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more managers or general partners of or shares the same management company with such Investor.
6.7    Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.
6.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
6.9    Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.10    Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.
6.11    Aggregation of Stock. All shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
6.12    Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
6.13    Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
6.14    Person. “Person” shall mean an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.
6.15    Termination. This Agreement shall terminate upon the earlier of (a) their ceasing to be any obligations pursuant to Sections 1, 2, 3, 5 or 6 and (b) the agreement of the Company and Holders holding at least 50% of the Registrable Securities then Outstanding. Notwithstanding, this Agreement may not be terminated pursuant to clause (b) of this Section 6.15 without the prior written consent of (i) SiteScout Shareholders holding at least 50% of the Registrable Securities held by the SiteScout Shareholders if such termination of the Agreement would be adverse to the rights of the SiteScout Shareholders under Sections 1.1, 1.4, 2.3 and 2.8 hereof, (ii) Series B Shareholders holding at least 50% of the Registrable Securities held by the Series B Shareholders if such termination of the Agreement would be adverse to the rights of the Series B Shareholders under Sections 1.1, 1.4, 2.1, 2.2, 2.3, 2.8 and 3.1 hereof, and/or (iii) Series A Shareholders holding at least 50% of the Registrable Securities held by the Series A Shareholders if such termination of the Agreement would be adverse to the rights of the Series A Shareholders under Sections 1.1, 1.4, 2.1, 2.2, 2.3, 2.8 and 3.1 hereof.
6.16    Amendment of Prior Agreement. Pursuant to Section 4.2 of the Prior Agreement, the undersigned parties, who are parties to the Prior Agreement and include the Requisite Stockholders, hereby amend and restate the Prior Agreement to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT as of the date first written above.

THE COMPANY:

CENTRO, INC.

By:	/s/ Shawn Riegsecker
Name:	Shawn Riegsecker
Title:	President

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

NB STRATEGIC CO-INVESTMENT PARTNERS II HOLDINGS LLC

By:	/s/ Blake Rice
Name:	Blake Rice
Title:	Authorized Signatory

NB CROSSROADS XX-VC HOLDINGS LP

By:	/s/ Blake Rice
Name:	Blake Rice
Title:	Authorized Signatory

TFL TRUSTEE COMPANY LIMITED AS TRUSTEE OF THE TFL PENSION FUND

By:	/s/ Blake Rice
Name:	Blake Rice
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

FTVENTURES III, L.P.
FTVENTURES III-N, L.P.
FTVENTURES III-T, L.P.

BY: FTVENTURES MANAGEMENT III, LLC

By:	/s/ Richard Garman
Name:	Richard Garman
Title:	Managing Member

EXHIBIT A
Schedule of Investors

Investor	Shares of Series B Preferred Stock	Shares of Series A Preferred Stock	Shares of Class B Common Stock
NB Strategic Co-Investment Partners II Holdings LLC c/o NB Alternatives Adviser LLC Attn: Doug Manor 325 N. Saint Paul Street Suite 4900 Dallas, Texas 75201	6,000,000

NB Crossroads XX – VC Holdings LP c/o NB Alternatives Adviser LLC Attn: Doug Manor 325 N. Saint Paul Street Suite 4900 Dallas, Texas 75201	383,777

TFL Trustee Company Limited as Trustee of the TFL Pension Fund c/o NB Alternatives Adviser LLC Attn: Doug Manor 325 N. Saint Paul Street Suite 4900 Dallas, Texas 75201	282,888

FTVentures III, L.P. Attention: Liron Gitig 540 Madison Avenue New York, NY 10022		467,894	0

with a copy to:

David A. Haynes 555 California Street Suite 2900 San Francisco, CA 94104 Fax: (415) 229-3005		25,370	0

FTVentures III-N, L.P. Attention: Liron Gitig 540 Madison Avenue New York, NY 10022

with a copy to:

Investor	Shares of Series B Preferred Stock	Shares of Series A Preferred Stock	Shares of Class B Common Stock

David A. Haynes 555 California Street Suite 2900 San Francisco, CA 94104 Fax: (415) 229-3005

FTVentures III-T, L.P. Attention: Liron Gitig 540 Madison Avenue New York, NY 10022		15,222	0

with a copy to:

David A. Haynes 555 California Street Suite 2900 San Francisco, CA 94104 Fax: (415) 229-3005

Paul Mokbel [*]		0	*

Theodore Panagiottis Taoussanopoulos [*]		0	*

Matthew David Sauls [*]		0	*

TOTAL:	6,666,665	508,486
*Number of shares of Class B Common Stock held to be determined upon conversion of the Exchangeable Shares (as defined in the SiteScout Purchase Agreement).

EXHIBIT B
Notice

Investor	Law Firm

NB Alternative Advisers LLC	Haynes and Boone, LLP 2323 Victory Avenue Suite 700 Dallas, Texas 75219-7673 Attention: Ryan Cox Facsimile No: 214-200-0534

FTVentures III, L.P	Kirkland & Ellis, LLP 555 California Street Suite 2700 San Francisco, California 94104 Attention: Patrick Huard Facsimile No: (415) 439-1500

FTVentures III-N, L.P.	Kirkland & Ellis, LLP 555 California Street Suite 2700 San Francisco, California 94104 Attention: Patrick Huard Facsimile No: (415) 439-1500

FTVentures III-T, L.P.	Kirkland & Ellis, LLP 555 California Street Suite 2700 San Francisco, California 94104 Attention: Patrick Huard Facsimile No: (415) 439-1500